Exhibit 10.2

G-III APPAREL GROUP, LTD.

2015 LONG-TERM INCENTIVE PLAN

PERFORMANCE SHARE UNIT AGREEMENT

AGREEMENT, made as of the 9th day of August, 2023 (the “Effective Date”), between G-III APPAREL GROUP, LTD. (the “Company”) and Morris Goldfarb (the “Participant”), pursuant to the G-III Apparel Group, Ltd. 2015 Long-Term Incentive Plan, as amended (the “Plan”). Capitalized terms that are used but not defined in this Agreement shall have the meanings given to them by the Plan.

1.         Performance Share Unit Award. In accordance with the Plan, the Company hereby grants to the Participant 380,000 performance share units (“PSUs”). Each PSU represents the right to receive one share of the Company’s common stock (a “Share”), subject to the terms and conditions of this Agreement and the Plan including, without limitation, the potential 20% upward or downward adjustment in the number of Shares based on the Company’s Total Shareholder Return (TSR) relative to the TSR of the component companies of the S&P 1500 Apparel, Accessories and Luxury Good Index issued to the Participant pursuant to this Agreement.

2.         Vesting Conditions.  The performance condition (“Minimum Share Price Condition”) is satisfied as follows:

(a) as to all PSUs, if at any time, or from time to time, beginning on the Effective Date and ending on or before the fifth anniversary of the Effective Date (“Fifth Anniversary Date”), the average closing price per share of the Company’s common stock on the Nasdaq Global Select Market during any period of fifteen (15) consecutive trading days (the “Average Closing Price”) is at least $30.00; or

(b) as to the number of PSUs set forth on Exhibit A hereto, if at any time, or from time to time, beginning on the Effective Date and ending on or before the Fifth Anniversary Date the Average Closing Price is at least $25.00.

The Participant’s right to receive Shares covered by this Agreement shall become vested on the date the Compensation Committee (the “Committee”) of the Board of Directors of the Company has confirmed the satisfaction of the Minimum Share Price Condition, subject to the condition (the “Service Condition”) that Participant is continuously employed with or providing other service to the Company through the third anniversary of the Effective Date (the “Third Anniversary Date”). Subject to paragraph 5 below, if the Minimum Share Price Condition is not satisfied by the Fifth Anniversary Date, the award will be forfeited. The number of PSUs that vest in accordance with this paragraph 2 may be increased or decreased by up to 20% in accordance with Exhibit B, and the timing of settlement of such vested PSUs shall be in accordance with paragraph 3 and Exhibit B. All determinations with respect to the satisfaction of the performance and service conditions shall be made by the Committee.

3.         Settlement of PSUs. If and when PSUs become vested, the Participant will have the right to receive a corresponding number of whole Shares from the Company in full settlement of such vested PSUs, unless the Committee shall decide to settle such award in cash, or a combination of Shares and cash, with any cash paid in lieu of Shares based on the Fair Market Value of such Shares on the vesting date. Such Shares will be issued and delivered in certificated or electronic form, or if applicable such cash paid, and, subject to Exhibit B, as soon as practicable after the lapse of the applicable substantial risks of forfeiture (as determined in accordance with Section 409A of the Code for purposes of the short-term deferral exemption thereunder) (but not more than 75 days after such date and in no event later than the 15th day of the third month of the Company’s tax year following the tax year in which such risk of forfeiture lapses), subject to any applicable tax withholding and other conditions set forth in the Plan, this Agreement and/or applicable law. The applicable substantial risks of forfeiture are, at any given time between the Effective Date and the Fifth Anniversary Date, the Minimum Share Price Condition and the Service Condition. Once the Service Condition has been satisfied or deemed satisfied, or the Minimum Share Price Condition has been satisfied, the other condition must still be satisfied (or deemed satisfied), in whole or in part, in accordance with the terms of this Agreement before the Participant becomes entitled to receive settlement of any part of the PSUs.

4.         Termination of Employment or Service; Acceleration of Vesting. (a) Upon the termination of the Participant’s employment or other service with the Company by the Company for cause (as defined in Section 6(a) of the Employment Agreement) or by the Participant (x) without cause (as defined in Section 6(b) of the Employment Agreement) or (y) without Good Reason (as defined in the Plan), any unvested PSUs then covered by this Agreement shall be canceled and the Participant shall have no further rights with respect thereto.

(b) In the event that the Company terminates the Participant’s employment or service without cause (as defined in Section 6(a) of the Employment Agreement) or the Participant terminates his employment or service (x) for cause (as defined in Section 6(b) of the Employment Agreement) or (y) for Good Reason (as defined in the Plan), the Service Condition will be deemed to be satisfied and the Compensation Committee (or board of directors of the Company) shall determine in good faith whether the Minimum Share Price Condition has been satisfied as of the date of such termination of employment or service and the remaining award will continue to be subject to the vesting conditions in paragraph 2 above through the Fifth Anniversary Date and be settled in accordance with paragraph 3 and Exhibit B.

(c) In the event the Participant’s employment or service terminates by reason of his death or disability, then the Service Condition will be deemed to be satisfied and the Compensation Committee (or the board of directors of the Company) shall determine in good faith whether the Minimum Share Price Condition has been satisfied as of the date of such termination of employment or service.

5.Change in Control. (a) As of the closing date of a Change in Control transaction (the “Closing Date”), the Compensation Committee (or the board of directors of the Company) shall determine in good faith whether the Minimum Share Price Condition has been satisfied (together with the corresponding number of vested PSUs, such number of vested PSUs referred to as the “CIC Date Vested PSUs”) based on an “Average Closing Price” equal to the greater of (x) the highest average closing price per share of the Company’s common stock on the Nasdaq Global Select Market during any period of fifteen (15) consecutive trading days (calculated through the Closing Date) and (y) the per share price paid to the Company’s stockholders at the closing of such Change in Control transaction (the "Change in Control Price"). If the number of CIC Date Vested PSUs is zero, then the Award will be forfeited.

(b) If the number of CIC Date Vested PSUs is greater than zero, and in connection with a Qualifying Transaction (defined below) the Award represented by this Agreement is assumed by the issuer of the Qualifying Shares (defined below) under Section 9.1 of the Plan, then this Agreement shall continue in full force and effect, with the Minimum Share Price Condition satisfied as to the number of CIC Date Vested PSUs, and then the Award will be settled in accordance with paragraph 3 and Exhibit B on the first to occur of (i) the Service Condition having been satisfied or (ii) the Company terminates the Participant’s employment or service without cause (as defined in Section 6(a) of the Employment Agreement) or the Participant terminates his employment or service for cause (as defined in Section 6(b) of the Employment Agreement).

(c)  If the Company consummates a Change in Control transaction that is not a Qualifying Transaction, or the Award represented by this Agreement is not assumed under Section 9.1 of the Plan in connection with the closing of such Change in Control transaction, and the number of CIC Date Vested PSUs is greater than zero, the Service Condition shall be deemed satisfied, and the award will be settled in accordance with paragraph 3 and Exhibit B.

(d) “Qualifying Shares” means shares of common stock of a company (other than the Company) listed for trading on the NYSE or Nasdaq Stock Market. “Qualifying Transaction” means a Change in Control transaction pursuant to which the Company’s stockholders receive Qualifying Shares (defined below) in exchange for their shares of the Company’s common stock.

6.         No Rights as a Shareholder. The Participant shall have no ownership or other rights of a stockholder with respect to Shares underlying the PSUs (including any right to receive dividends or to vote such Shares) unless and until such Shares are issued to the Participant in settlement of vested PSUs.

7.         Tax Withholding. Prior to any settlement of vested PSUs, the Participant shall be required to pay or make adequate arrangements satisfactory to the Company for the payment of all applicable tax withholding obligations. The Participant hereby authorizes the Company to satisfy all or part of the amount of such tax withholding obligations by deducting such amount from cash compensation or other payments that would otherwise be owed to the Participant. The Committee, acting in its sole discretion and pursuant to applicable law, may permit the Participant to satisfy any such tax withholding obligations with Shares that would otherwise be issued to the Participant in settlement of vested PSUs, and/or with previously owned shares of the Company’s common stock held by the Participant. The amount of the Participant’s tax withholding obligation that is satisfied in shares of the Company’s common stock, if any, shall be based upon the Fair Market Value of such shares on the date such shares are delivered or withheld.

8.         Restrictions on Transfer. Except as otherwise permitted by the Committee acting in its discretion under the Plan, the PSUs and the Participant’s right to receive Shares in settlement of vested PSUs may not be sold, assigned, transferred, pledged or otherwise alienated or disposed of (except by will or the laws of descent and distribution), and may not become subject to attachment, garnishment, execution or other legal or equitable process, and any attempt to do so shall be null and void.

9.         No Other Rights Conferred. Nothing contained herein shall be deemed to give the Participant a right to be retained in the employ or other service of the Company or any affiliate or affect the right of the Company and its affiliates to terminate or amend the terms and conditions of the Participant’s employment or other service.

10.       Provisions of the Plan Control; Spin-Offs. The provisions of the Plan, the terms of which are incorporated in this Agreement, shall govern if and to the extent that there are inconsistencies between those provisions and the provisions hereof. In connection with a ‘spin off’ transaction (or other similar capital change) covered by Section 4.3 of the Plan, and the Committee or the Board is exercising its discretion under that Section to make equitable adjustments to the Award, the Participant shall have the right to direct the Committee to adjust the Award under one of the methods listed on Exhibit C hereto, provided that the Participant will not have that right if the exercise of that right would result in adverse tax consequences to the Company under Section 409A.

11.       Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.       Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be modified except by written instrument executed by the parties.

13.       Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to its principles of conflict of laws.

14.       Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement.

G-III APPAREL GROUP, LTD.

By:	/s/ Neal Nackman
Neal Nackman

/s/ Morris Goldfarb
Morris Goldfarb

Exhibit A

Vesting of PSUs

Average Stock Price*	% of Shares Vested	# of Shares Vested+

$30.00	100%	380,000
$29.00	90%	342,000
$28.00	80%	304,000
$27.00	70%	266,000
$26.00	60%	228,000
$25.00	50%	190,000
Less than $25.00	0	0

*If (i) the average closing price per share of the Company’s common stock on the Nasdaq Global Select Market for any period of fifteen (15) consecutive trading days ending on the fifth anniversary of the Effective Date is at least equal to the amount listed in the column “Average Stock Price” or (ii) in the event of a Change in Control that is not a Qualifying Transaction, the Change in Control Price is at least equal to the amount listed in the Column Average Stock Price (as adjusted as provided in the Agreement), then in each case the percentage and number of vested PSUs is as set forth opposite such average stock price.

+Will also apply in the event of a Change in Control Transaction that is a Qualifying Transaction, and amounts listed under “Average Stock Price” and “# of Shares Vested” would be modified as provided in the Agreement.

Exhibit B

Total Shareholder Return (“TSR”) Modifier. The total number of PSUs that vest, if any, based on Section 2 of this Agreement shall then be subject to adjustment, determined by multiplying (i) such total number of vested PSUs as determined in accordance with Exhibit A by (ii) the Relative TSR Multiplier Percentage which is determined based on the Company's TSR relative to the Comparator Companies (defined below)

in the S&P 1500 Apparel, Accessories and Luxury Good Index (the “Comparator Group”) over the Comparison Period (defined below), as set forth in the following chart:

Performance Level	Relative TSR Percentile Achieved	Relative TSR Multiplier Percentage
Threshold	At or less than 25th	80%
Target	At the 50th	No modifier
Ceiling	At or above 75th	120%

If the Relative TSR Percentile Achieved falls in between the Performance Levels specified above, linear interpolation will be used to calculate the Relative TSR Multiplier Percentage, For the avoidance of doubt, in no event may the Relative TSR Multiplier Percentage be less than 80% or greater than 120%.

TSR modifier will be applied as follows to allow for an adjustment of up to +/-20% for shares that vest during each year. The periods on which TSR is measured (“Comparison Period”) and settled is as detailed below:

For shares that vest on the 3rd anniversary of the grant date of the initial installment (i.e., in August 2026), TSR modifier will be applied as of the 3rd anniversary date and shares will be settled as soon as practical after the 3rd anniversary, subject to paragraph 3 of the PSU Agreement to which this Exhibit is attached.

For shares that vest after the 3rd anniversary of the grant date of the initial installment and on or before 1/31/2027, the TSR modifier will be applied as of 1/31/2027 and shares will be settled prior to 75 days following 1/31/2027

For shares that vest between 2/1/2027 and on or before 1/31/2028, the TSR modifier will be applied as of 1/31/2028 and shares will be settled prior to 75 days following 1/31/2028

For shares that vest between 2/1/2028 and the 5th anniversary of the grant date of the initial installment, the TSR modifier will be applied as of the 5th anniversary and shares will be settled as soon as practical after the 5th anniversary, but no later than as provided in paragraph 3 of the PSU Agreement to which this Exhibit is attached.

In the event the Company's absolute TSR for the Comparison Period is less than zero, no positive adjustment shall be made.

The final number of PSUs to vest based on this calculation shall be rounded to the nearest whole share, with no payment for any fractional shares made.

(A) Formula for Calculating TSR and Determining Percentile Rank

TSR for the Company shall be expressed as a percentage and calculated according to the following formula:

TSR = (End Average Share Value / Begin Average Share Value) -1

Where:

End Average Share Value means the average Share Value over the trading days in the End Average Period.

End Average Period means the fifteen (15) trading days at the end of the Comparison Period.

Begin Average Share Value means the average Share Value over the trading days in Begin Average Period.

Begin Average Period means the first fifteen (15) trading days during the first month of the Comparison Period.

Share Value means, for a given trading day, the Closing Price of a share of Common Stock multiplied by the Accumulated Shares for such trading day.

Accumulated Shares means, for a given trading day, the sum of (i) one (1) share plus (ii) the cumulative number of shares of Common Stock purchasable with dividends declared on the Common Stock to that point during the period since the first day of the Begin Average Period, assuming same day reinvestment of such dividends at the Closing Price on the ex-dividend date.

Closing Price means, for a given trading day, the closing price of a share of the Company’s common stock on the NASDAQ National Market.

Comparator Companies has the meaning ascribed to such term on Schedule I hereto.

(B) Percentile rank for the Company shall be expressed as a percentage and calculated as follows:

FIRST: For the Company and for each other company in the Comparator Group, determine the TSR for the Comparison Period.

SECOND: Rank the TSR values determined in the first step for the Comparator Companies from high to low and determine the Company's percentile rank by applying the percentile rank function available in Microsoft Excel or any comparable spreadsheet application.

THIRD: Plot the percentile rank for the Company determined in the second step against the Relative TSR Percentile table above and determine the resulting Relative TSR Multiplier Percentage corresponding to that percentile rank.

The Comparator Group is determined as of the first day of the Begin Average Period. Any new company entrants into the Comparator Group after that date are to be excluded from the Comparator Group.

A company that (i) files for bankruptcy, reorganization, or liquidation under any chapter of the U.S. Bankruptcy Code, (ii) is the subject of an involuntary bankruptcy proceeding that is not dismissed within 30 days, (iii) is the subject of a stockholder approved plan of liquidation or dissolution, or (iv) ceases to conduct substantial business operations during the Comparison Period shall be assigned a TSR of negative one hundred percent (-100%). A company shall be removed from the Comparator Group if they undergo a Specified Corporate Change. A company that is removed from the Comparator Group before the measurement date will not be included at all in the computation of the Relative TSR Multiplier Percentage. A company in the Comparator Group will be deemed to have undergone a “Specified Corporate Change” if it:

•Ceases to be a domestically domiciled publicly traded company on a national stock exchange or market system, unless such cessation of such listing is due to a low stock price or low trading volume; or

•Has gone private; or

•Has reincorporated in a foreign (e.g., non-U.S.) jurisdiction, regardless of whether it is a reporting company in that or another jurisdiction; or

•Has been acquired by another company (whether by a Comparator Group company or otherwise, but not including internal reorganizations), or has sold all or substantially all of its assets.

TSR calculations shall also be adjusted as deemed appropriate by the Compensation Committee to reflect any stock split, reverse stock split or other similar corporate transaction.

The Company shall rely on press releases, public filings, website postings, and other reasonably reliable information available regarding a company in the Comparator Group in making a determination that a Specified Corporate Change has occurred.

(C) Compensation Committee Certification

Notwithstanding anything to the contrary herein, the initial performance measurement described in the Agreement and the adjustment described in this Exhibit B shall each be subject to certification by the Compensation Committee.

Schedule I

COMPARATOR GROUP

S&P 1500 Textiles, Apparel & Luxury Goods

Crocs, Inc.

Deckers Outdoor Corporation

Capri Holdings Limited

Movado Group, Inc.

Tapestry, Inc.

Oxford Industries, Inc.

Kontoor Brands, Inc.

NIKE, Inc.

Skechers USA, Inc.

Ralph Lauren Corporation

Columbia Sportswear Company

PVH Corp.

Steve Madden, Ltd.

Carter’s, Inc.

Hanes Brands, Inc.

Under Armour, Inc.

Wolverine World Wide, Inc.

V.F. Corporation

Exhibit C

Methods

●	Concentration Method. The Company awards held by specified employees (typically, employees who will be primarily dedicated to the spin-off company) are converted into awards of the spin-off company, while the parent awards held by all other employees continue to be based on parent equity and are adjusted to reflect the decrease in value of parent equity upon the spin-off.

●	Basket Method. All Company awards (regardless of employee) are converted into (1) an adjusted parent award and (2) a spin-off company award. This method is sometimes referred to as the “shareholder method,” because the treatment closely mirrors the treatment of shares generally, or as the “bifurcated method.”

●	Plan. As otherwise provided under Section 4.3 of the Plan.